CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-79977, 2-79978, 33-49676, 333-19467, 333-19501, 333-106967, 333-107841, 333-112343, 333-132272,  333-164382, 333-167836, 333-174810, 333-174811 and 333-175642 on Form S-8 and No. 333-175649 on Form S-3 of our reports dated October 25, 2011, relating to the consolidated financial statements and financial statement schedule of Walgreen Co. and Subsidiaries, and the effectiveness of Walgreen Co. and Subsidiaries’ internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Walgreen Co. for the year ended August 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 25, 2011